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Acorn Energy

Acorn Energy Conference Call

Tuesday, July 12, 2016, 4:15 PM Eastern

CORPORATE PARTICIPANTS

Jan Loeb - Chief Executive Officer

William Jones - Investor Relations

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PRESENTATION

Operator

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the Acorn Energy Conference Call. During the presentation, all participants will be in a listenonly mode. After the speakers’ remarks, you will be invited to participate in a question and answer session. As a reminder, ladies and gentlemen, this conference is being recorded today July the 12th,

2016.

I would now like to turn the conference call over to today’s host, Mr. William Jones, Investor Relations for Acorn Energy. Mr. Jones, the floor is yours sir.

William Jones

Thank you. Before we begin, I would like to review the ’Safe Harbor’ statement. Many of today’s statements made in the prepared remarks or in our responses to your questions are forwardlooking. These statements are subject to various risks and uncertainties, including the resolution of final payments to GridSense creditors and the resulting cash available to Acorn.

Further, the performance of our operating companies in 2016 and future years are subject to various risks and uncertainties, including risks associated with executing Acorn’s new operating strategy, meeting performance milestones, risks associated with conducting business with government customers, including possible cost overruns on fixed price projects, and our success in driving growth in our core business, as well as progress in executing cost reduction initiatives.

Such forwardlooking statements are made based on management’s beliefs, as well as assumptions made by and information currently available to management, pursuant to the ’Safe Harbor’ provisions of the Private Securities Litigation Reform Act of 1995. There is no assurance that Acorn or its operating companies will be able to achieve its goals for growth in 2016 and future years.

The company undertakes no obligation to disclose any revision to these forwardlooking statements to reflect events or circumstances after the date made. A complete discussion of risks and uncertainties which may affect Acorn Energy and its subsidiaries is included in the risk factors in the company’s Form 10K filed by the company with the Securities and Exchange Commission.

And with that, I would like to turn the call over to Acorn’s CEO, Mr. Jan Loeb. Jan?

Jan Loeb

Thank you, Bill, and thank you all for joining today’s call on fairly short notice. Once again, I will focus my prepared remarks on a few key issues, so that we can move directly into the Q&A session.

On our April call, I highlighted our mission and three principal goals in that delivering improved operating and financial performance and creating value for shareholders. These areas of focus are; one, to shore up Acorn’s immediate financial position and derisk the business while also fueling our working capital.

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Two, to rationalize our disparate operations and focus on profitable growth in an effort to turnaround our disappointing operating performance; and three, as Acorn is a publicly traded company, to focus our initiatives with a greatest potential to create value for Acorn shareholders.

Today’s announcement of the closing of our sale of our GridSense assets delivers very solidly on these goals. And I am proud that we have been able to accomplish this asset sale in less than three months time. I hope this provides some confirmation of the urgency we feel in taking decisive action to move this company forward.

Now, let me briefly review the transaction announced today. But first, I would like to reiterate that the decision to sell the GridSense assets was made after a thorough review of all possible alternatives and attempts to turn it around, as GridSense has been a significant drain on Acorn’s resources and management focus for many years.

In our review we came to realize that we had neither the time to capital nor the resources required to turn the business around, so the only path forward was through liquidation. Even though we recognized that there were many good things about the asset and their potential. And effective in our first quarter we accounted for GridSense as a discontinued operation.

Today’s sale of GridSense asset to Franklin Electric represents the best possible outcome for our company, and GridSense is now partnered with a company that is committed to serving the utility industry and is a proven leader in this space. And they have agreed to hire back some of our previous employees.

Importantly, we were able to secure gross proceeds of $1 million for the GridSense asset, which we believe represents an excellent outcome given the situation. This divestiture effectively holds a persistent cash drain from Acorn and also provides additional working capital that we can focus on our OmniMetrix remote monitoring operations.

The exact scope of the proceeds to be received by Acorn will be resolved over the next few quarters by the independent liquidation officer that is managing the resolution of credit obligations. Any monies that will be received will be recorded as a gain on the assets which were written down to zero in the first quarter of 2016.

In summary, this transaction is significant both in its positive impact on our operating income bottom line result, as well as from its contribution to our working capital position to strengthen our ability to drive growth and improved financial performance. We continue to believe that our monitoring subsidiary, OmniMetrix, can grow at a 25% per annum rate or better and that is progressing well towards achieving profitability on a standalone basis corporate overhead.

In addition to our improving balance sheet, I should remind investors that Acorn has more than $60 million in net operating loss carry forwards, a valuable asset to offset future federal income taxes if and when the company returns to profitability.

We believe Acorn has an attractive portfolio of business assets that with some proper management discipline are in the aggregate worth substantially more than our prevailing public market valuation. Our goal is to help the company realize this potential and we feel that today’s closing is a significant step in the right direction but we are not finished.

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Before we move to our Q&A session, I also wanted to discuss a few proposals that are being put forth to our shareholder vote at our fastapproaching Annual Meeting on July 21st. It is very important that shareholders take the time to consider our proposals and vote so that your pointofview is reflected and will help shape our future.

While several issues are normal Annual Meeting issues, of particular note are two particular proposals; one is, the approval of a reverse split authorization that will give our board the ability if and when our share price and market conditions warrant such an action to affect the reserve split between 1 for 10 and 1 for 20. And to be clear, this shareholder authorization provides the board with the option to affect reverse split over the next year, but there was no requirement to do so, should it not make sense for the Company and its shareholders.

Keep in mind that our goal is to grow, return to profitability and ideally to use our stock as a currency for acquisitions. However, we believe that the attractiveness of our stock as a currency is directly related to the share price and the exchange on which it trades.

A reverse split can provide the mechanism by which we increase our share price and position Acorn for an uplifting far sooner than it would otherwise be possible. This is the board’s rationale and seeking shareholder approval of the reverse split authorization, but we will only proceed with the split in conjunction with continued progress in business fundamentals. And we are clear that reverse split would only make sense, if it can be achieved a share price that would better position Acorn to achieve growth and shareholder value objectives, which is our focus.

Secondly, we are also asking shareholders to authorize the potential future issuance of up to 8 million shares of preferred stock. Our rationale and seeking disapproval is to provide Acorn with the option to raise capital to be a preferred stock offering. Such capital would be used to fund growth initiatives and acquisitions, because preferred stock is treated differently than common stock, its issuance, unlike that of common stock, would not jeopardize, the value of future use of our substantial taxloss carryforwards which are among the most significant assets of our company.

So we view the preferred shares as a potential funding source that provides the company more flexibility to fund potential acquisitions without jeopardizing our NOL. And again, we would not issue any of these preferred shares unless we have an acquisition in mind.

Management goal as a group and my interest personally are in line with shareholders, and that is the impetus and rationale for these proposals. And we welcome your comments on these issues and keeping with SEC regulations, concerning proxy communications Acorn plans to file the transcript of today’s conference call as an exhibit to our proxy statement.

And with that operator, let’s open the call for investor questions.

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QUESTIONS AND ANSWERS

Operator

Thank you, sir. We will now begin the question and answer session. To ask a question you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If anytime your question has been addressed and you like to withdraw your question, please press “*” then “2.” Again, it is “*” then “1” to ask a question. At this time, we will just pause momentarily to assemble our roster.

Again, if you would like to ask a question, please press “*” then “1” on a touchtone phone. Again, that is “*” then “1.”

We have a question from Milton Aronowitz, of Wells Fargo Advisors. Please go ahead.

Milton Aronowitz

Hi, number one, with the sale of GridSense and what you got in DSIT, do you feel you have enough capital to generate growth for the rest of the year, and in the next year? And then number two, do you foresee OmniMetrix being cash flow positive in the fourth quarter or by the fourth quarter?

Jan Loeb

Hi, Milton, we hope to see OmniMetrix cash flow positive by the end of the fourth quarter.

Milton Aronowitz

Right

Jan Loeb

And in terms of the sale, if I understand your question correctly, with the proceeds from the sale of DSIT, which we accomplished at the end of April.

Milton Aronowitz

Right

Jan Loeb

And the assets and the net proceeds that Acorn will get from the GridSense asset sale. That will carry us through the end of the year, the answer would, be yes.

Milton Aronowitz

Okay

Jan Loeb

Will that be enough to fund growth initiatives, such as acquisition or the like, the answer for that would be, no.

Milton Aronowitz

No, well that’s why you issued the preferred. But getting back to the reverse split, I would be against that, because there will be absolutely no liquidity in stock, I mean, we have only got up till what 40 million shares out, you reverse split it, we got 4 million shares. Nobody will buy the stock and nobody can sell it, there will be no market in it that will be so illiquid that it just doesn’t make any sense really.

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Jan Loeb

I would beg to disagree with you in that, number one, liquidity, just the number of shares in and of itself is not the answer to liquidity, it’s obviously market value, is liquidity. Nobody says that Berkshire Hathaway is illiquid, because it’s a combination of number of shares outstanding and the market price.

Milton Aronowitz

Right.

Jan Loeb

So firstly right now as of today just so we have approximately 30 million shares outstanding today.

Milton Aronowitz

Right, so you reverse split it, you would have 3 million shares, and nobody is going to buy it.

Jan Loeb

I would beg to differ. If the company is doing well and the prognosis of the company is positive, which obviously we think it is, we believe people would definitely buy the stock because people quite are…

Milton Aronowitz

How are you going to buy it, I mean there will be no shares outstanding?

Jan Loeb

As I said in the case of Berkshire Hathaway there is…

Milton Aronowitz

Well they’ve got a lot of more shares out than 4 million shares, or 3 million shares.

Jan Loeb

Well, that’s today. But, if we make an acquisition; if we do something with the preferred, I think you…

Milton Aronowitz

Well, that’s different, the preferred is different, right.

Jan Loeb

I don’t believe liquidity will be our problem. I think execution is what we need to do, and I think if we execute…

Milton Aronowitz

Well, that’s yes.

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Jan Loeb

…I think if we execute properly, there will be many people who will be interested in buying the stock.

Milton Aronowitz

Okay. Thank you.

Jan Loeb

You’re welcome.

Operator

Again, as a reminder, if you like to participate in today’s Q&A, please press “*” then “1” on a touchtone phone. Again, that is “*” then “1”.

Next is Michael Osterer of UE Systems.

Michael Osterer

Yes, hi Jan, and good afternoon to anyone else who is there. First, I want to acknowledge you, you have come in and it seems like you are executing on what you said you would do. I am an old loyal shareholder of ACFN, as you well know. And I would suggest possibly one of the larger ones, if not one of the larger ones, I have no idea what other people hold. So, I am willing as I have said before to contribute any expertise I have to the board, and I would like that to be known, and as you say this is a transcript? And number two, I want to the fellow shareholder Milton I thought it was a good question, and I would want to know would that be put up to a vote now is how it goes, correct? You are asking for the vote to reverse split the stock at this time, at anytime during the next year when you find it prudent and necessary to do? Is that correct?

Jan Loeb

Correct, we are asking for permission from our shareholders to give the board the right, some time over the next 12 months, should the board deem necessary and beneficial for the company to allow the company to do the reverse split. That is one of our proposals.

Michael Osterer

And my other question is regarding, at this point in time, does anyone have any options to purchase more stock you used to give them the prior CEO John Moore and other Officers and Directors were granted options. Can you tell me what’s up now, if any?

Jan Loeb

Yes. There are still options outstanding. I mean, once they were issued, you can’t take them back. So there are options outstanding, but they are almost all at significantly higher prices and where the stock is today. I have a few, obviously as I came on to the scene a little later, I have about 60,000 options at lower prices, so that’s basically it. All the other options that are outstanding that have been given out and accumulated over the years are at significantly higher numbers.

Michael Osterer

So in your estimation at this point in time, when you use 30 million shares, that’s in the ballpark?

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Jan Loeb

Yes. That is the fully diluted number of shares using the treasury method of the options outstanding.

Michael Osterer

Thank you.

Jan Loeb

Thank you, Michael and thank you very much for your long time support and continued support.

Operator

And Mr. Loeb, Mr. Jones, there are no further questions at this time. Would you like me to give the instructions again?

CONCLUSION

Jan Loeb

I don’t think that’s necessary. As anybody contacts us post the call. So first, let me just give some closing remarks. I like to thank everyone for joining us today, and while we expect a very modest turnout at our Annual Meeting, each and every shareholders welcome to attend, again it’s on July 21, in Wilmington, Delaware. But if possible, we do ask that you let us know if you plan to attend so that we can be sure to accommodate all attendees.

As the CEO of Acorn, I am very focused and incented on realizing the potential of this company for the benefit of our employees and stockholders. I do hope you can see the focus and drive in our actions over the past few months.

I welcome your comments and questions, and I am available to speak with any and all shareholders who have questions. I ask you to schedule such calls with our Investors Relations team with Catalyst Global. Their contact information is on today’s press release. And people could feel free to call me as well. And with that, we will end today’s call. Thank you all very much.

William Jones

Thank you.

Operator

And we thank you Mr. Loeb and Mr. Jones for your time also today. The conference call has now concluded. At this time, you may disconnect your lines. Thank you again everyone take care and have a great day.

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